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                                                            Exhibit 99.2(r)(iii)

[TRAIL RIDGE CAPITAL LOGO]

TRAIL RIDGE CAPITAL

CODE OF ETHICS,
PROFESSIONAL STANDARDS
& EMPLOYEE TRADING
PRACTICES


                                                   DRAFTED: DECEMBER 1, 2003
                                                   LAST MODIFIED: APRIL 27, 2004


                           STRENGTH THROUGH EXPERIENCE

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[TRAIL RIDGE CAPITAL LLC LOGO]

CODE OF ETHICS AND PROFESSIONAL STANDARDS

Maintaining a spirit of openness, honesty and integrity are of paramount importance at Trail Ridge Capital. We believe that each employee should feel comfortable expressing their opinions and should be vigilant about alerting senior management of anything they deem amiss in company operations, research or compliance. As evidence of our commitment to operating with integrity we have drafted the following CODE OF ETHICAL AND PROFESSIONAL STANDARDS. The purpose of this document is to identify the ethical and legal framework in which Trail Ridge Capital operates and to highlight some of the guiding principles and mechanisms for upholding our standards.

The following document outlines Trail Ridge Capital's Core Values. It also reviews mandatory, regulatory and suggested guidelines for employee conduct. The document highlights information and resources to help employees fulfill the provisions of the Code. Finally, the SUPPLEMENTAL TRADING POLICY describes how employees can and cannot trade personal securities.

CODE OF ETHICS AND PROFESSIONAL STANDARDS MISSION

      -  Build trust internally and externally
      -  Increase awareness of key ethical issues
      -  Stimulate and legitimize ethical dialogue
      -  Foster the reporting of misconduct and related concerns
      -  Encourage staff to seek advice

CORE VALUES

Trail Ridge Capital professionals must act with prudence and in the best interest of investors, they must exercise intellectual discipline when reviewing and selecting hedge fund investments, and they must behave with consideration towards their colleagues.

PROFESSIONAL STANDARDS

Employees of Trail Ridge Capital are required to maintain the following standards:
-  Honest and fair dealings with clients.
-  Adherence to the Trail Ridge Capital Compliance Manual.
-  Maintain the confidentiality of all client information.
- Willingness to delve deeply into underlying hedge fund manager's business and trading practices.
- Immediate disclosure to Trail Ridge management of any trading or business irregularities on behalf of an underlying manager.
-  Immediate disclosure to Trail Ridge management of unethical, improper or

All references to Trail Ridge Capital ("The Company") herein shall also be taken to apply to its affiliates Brite Management LLC, CVS Fund Management LLC, the Trail Ridge Flatiron Fund LP, Pacific Peak Partners LP and Tahoma International Ltd.

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   illegal activities on the part of any Trail Ridge employee.
- Compliance with all applicable government and regulatory laws, rules and regulations.
- Immediate disclosure to Trail Ridge management of any matters that could create a conflict of interest, or interfere with a person's ability to make unbiased, objective recommendations.
-  Full disclosure to clients or prospects of any conflicts of interest.
- Exercise complete diligence in making investment recommendations or in taking investment actions, including but not limited to maintaining objectivity, considering the suitability of an investment for a particular client or portfolio and keeping appropriate records of decisions.
- Disclosure to Trail Ridge management of any work or contract performed outside the scope of duties executed on behalf of Trail Ridge which in any way competes with the interests of business activities of Trail Ridge and for which employees receive any compensation, monetary or otherwise.
- Ensure the accuracy and completeness of all communicated information and avoid making any statements, orally or in writing, that misrepresent fund performance, performance of underlying managers, services that Trail Ridge is capable of performing, professional qualifications or credentials and partnership interests.
- Disclosure and written consent from Trail Ridge management for any independent business practice that results in compensation of any kind or competes in any way with Trail Ridge Capital business.

RESOURCES FOR EMPLOYEES

-  Confidential disclosure to company legal counsel
-  The Securities Exchange Commission enforcement division, enforcement@sec.gov
-  Disclosure to the Trail Ridge Capital Board of Managers
-  Confidential written disclosure to any Trail Ridge Principal or Officer
- Ongoing review and discussion of Ethics Policies and Procedures with all Trail Ridge employees.

TRAINING

- Formal ethics training for Firm Principals will occur on an annual basis. The training will be documented in meeting minutes which will be filed in the company minutes book. Training will include a review of the CODE OF ETHICS and a discussion of any changes to regulatory policies made by the SEC or NFA.

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CODE OF ETHICS SUPPLEMENT--PERSONAL TRADING

PERSONAL TRADING SUPPLEMENT

This Code of Ethics (the "Code") has been adopted by Trail Ridge Capital LLC ("Trail Ridge"), a registered investment adviser, in accordance with Rule 17j-1(c) promulgated under the Investment Company Act of 1940, as amended (the "Act"). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities Held or to be Acquired (defined in Section 2(k) of this Code) by investment companies, if effected by associated persons of such companies. The purpose of this Code is to adopt provisions reasonably necessary to prevent Access Persons from engaging in any unlawful conduct as set forth in Rule 17j-1(b) as follows:

It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

(a) To employ any device, scheme or artifice to defraud the Fund;

(b) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(c) To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

(d) To engage in any manipulative practice with respect to the Fund.

2. DEFINITIONS

(a) "Access Person" means any director, officer, general partner or Advisory Person of the Adviser.

(b) "Advisory Person" means (i) any employee of the Adviser (or any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities for a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations regarding the purchase or sale of securities by a Fund.

(c) "Beneficial ownership" shall be interpreted in the same manner as it would be under Exchange Act Rule 16a-1(a)(2)in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

(d) "Control" has the same meaning as in Section 2(a)(9) of the Act.

(e) "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of open-end funds, direct obligations of the United States Government, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

(f) "Fund" means an Investment Company registered under the Investment Company Act of 1940.

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(g) "Initial Public Offering" means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

(h)"Limited Offering" means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

(i)"Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

(j)"Security Held or to be Acquired" by a Adviser means: (i) any Covered Security which, within the most recent 15 days, is or has been held by a Fund or other client of the Adviser or is being or has been considered by the Adviser for purchase by a Fund or other client of the Adviser; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section 2(j)(i) of this Code.

3.                             STATEMENT OF PRINCIPLES

It is understood that the following general fiduciary principles govern the personal investment activities of Access Persons:

(a)the duty to at all times place the interests of shareholders and other clients of the Adviser first;

(b)the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

(c)the fundamental standard that Investment Personnel may not take inappropriate advantage of their position

It is further understood that the procedures, reporting and recordkeeping requirements set forth below are hereby adopted and certified by the Adviser as reasonably necessary to prevent Access Persons from violating the provisions of this Code of Ethics.

4.                    PROCEDURES TO BE FOLLOWED REGARDING PERSONAL
                            INVESTMENTS BY ACCESS PERSONS

(a)Pre-clearance requirement. Each Access Person must obtain prior written approval from the Adviser's Compliance Department before transacting in any Covered Security based on certain guidelines set forth from time to time by the Adviser's compliance department. For details regarding transactions in mutual funds, see Section 4(d).

(b)Brokerage transaction reporting requirement. Each Access Person working in the United States must maintain all of his or her accounts and the accounts of any person of which he or she is deemed to be a beneficial owner with a broker designated by the Adviser and must direct such broker to provide broker trade confirmations to the Adviser's compliance department, unless an exception has been granted by the Adviser's compliance department. Each Access Person to whom an exception to the designated broker requirement has been granted must instruct his or her broker to forward all trade confirms and monthly statements to the Adviser's compliance department. Access Persons located outside the United States are

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required to provide details of each brokerage transaction of which he or she is deemed to be the beneficial owner, to the Adviser's compliance group, within the customary period for the confirmation of such trades in that market.

(c)Initial public offerings (new issues). Access Persons are prohibited from participating in Initial Public Offerings while the issue is in syndication.

(d)Mutual funds. Each Access Person must pre-clear transactions in shares of closed-end Funds with the Adviser's Compliance Department, as they would with any other Covered Security. See Section 4(a). Each Access Person must obtain pre-clearance from the Adviser's compliance department before buying or selling shares in an open-end Fund or a sub-advised Fund managed by the Adviser if such Access has had recent dealings or responsibilities regarding such mutual fund.

(e)Limited offerings. An Access Person must pre-clear transactions or participation in limited offerings with the Adviser's compliance department, as they would with any other covered security.

(f)Blackout periods. Advisory Persons are subject to blackout periods 7 calendar days before and after the trade date of a Covered Security where such Advisory Person makes, participates in, or obtains information regarding the purchase or sale of such Covered Security for any of their client accounts. In addition, Access Persons are prohibited from executing a transaction in a Covered Security during a period in which there is a pending buy or sell order on the Adviser's trading desk.

(g)Each Advisory Person must disclose any potential conflict of interest (personal or professional) either prior to or at the time of making any recommendation that may result in the purchase or sale of securities for a Fund.

5.                           REPORTING REQUIREMENTS

(a) Every Access Person must report to the Adviser:

          (i)Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information: (A) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (B) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (C) the date that the report is submitted by the Access Person.

          (ii)Quarterly Transaction Reports. No later than 10 days after the end of a calendar quarter, with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership: (A) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved; (B) the nature of the transaction; (C) the price of the Covered Security at which the transaction was effected; (D) the name of the broker, dealer or bank with or through which the transaction was effected; and (E) the date that the report is submitted by the Access Person.

(iii)New Account Report. No later than 10 days after the calendar quarter, with respect to any account

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          established by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person: (A) the name of the broker, dealer or bank with whom the Access Person established the account; (B) the date the account was established; and (C) the date that the report is submitted by the Access Person.

          (iv)Annual Holdings Report. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted): (A) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (B) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person: and (C) the date that the report is submitted by the Access Person.

(b)Exceptions from the Reporting Requirements.

          (i)Notwithstanding the provisions of Section 5(a), no Access Person shall be required to make:

          A.a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control;

          B.a Quarterly Transaction or New Account Report under Sections 5(a)(ii) or (iii) if the report would duplicate information contained in broker trade confirmations or account statements received by the Adviser with respect to the Access Person no later than 10 days after the calendar quarter end, if all of the information required by Sections 5(a)(ii) or (iii), as the case may be, is contained in the broker trade confirmations or account statements, or in the records of the Adviser.

(c)Each Access Person shall promptly report any transaction which is, or might appear to be, in violation of this Code. Such report shall contain the information required in Quarterly Transaction Reports filed pursuant to Section 5(a)(ii).

(d)All reports prepared pursuant to this Section 5 shall be filed with the appropriate compliance personnel designated by the Adviser and reviewed in accordance with procedures adopted by such personnel.

(e)The Adviser will identify all Access Persons who are required to file reports pursuant to this Section 5 and will inform them of their reporting obligation.

(f)The Adviser no less frequently than annually shall furnish to a Fund's board of directors/trustees for their consideration a written report that:
          (i)describes any issues under this Code of Ethics or related procedures since the last report to the board of directors/trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and
          (ii)certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

6.                               RECORDKEEPING REQUIREMENTS

The Adviser must at its principal place of business maintain records in the manner and extent set out in this Section of this Code and must make available to the Securities and Exchange Commission (SEC) at any time

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and from time to time for reasonable, periodic, special or other examination:

(a)A copy of its code of ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

(b)A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

(c)A copy of each report made by an Access Person as required by Section 5(a) including any information provided in lieu of a quarterly transaction report, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

(d)A record of all persons, currently or within the past five years, who are or were required to make reports as Access Persons or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

(e)A copy of each report required by 5(f) above must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(f)A record of any decision and the reasons supporting the decision to approve the acquisition by Access Persons of securities under Section 4(e) above, for at least five years after the end of the fiscal year in which the approval is granted.

7.                                SANCTIONS

Upon discovering a violation of this Code, the Adviser may impose such sanctions as they deem appropriate, including, INTER ALIA, financial penalty, a letter of censure or suspension or termination of the employment of the violator.